Exhibit 99.1

PRESS RELEASE

10/25/16

Carlisle Reports Loss per Share from Continuing Operations in Third Quarter of $0.15, Including Non-Cash Impairment Charges

Reports Record Third Quarter Earnings per Share from Continuing Operations of $1.74 and Record EBIT Margin of 18.0%, Excluding Non-Cash Impairment Charges at Carlisle Brake & Friction

SCOTTSDALE, ARIZONA, October 25, 2016 - Carlisle Companies Incorporated (NYSE:CSL) reported net sales of $991.0 million for the third quarter of 2016, a 1.8% increase from $973.1 million in the third quarter of 2015.  Net sales from the acquisitions of Micro-Coax, Inc. (Micro-Coax), in the Carlisle Interconnect Technologies (CIT) segment, and MS Oberflächentechnik AG (MS Powder), in the Carlisle Fluid Technologies (CFT) segment, contributed a total of 1.0% to net sales in the third quarter of 2016.  Organic net sales (defined as net sales excluding both sales from acquisitions within the last twelve months and the impact of changes in foreign exchange rates versus the U.S. dollar) grew 1.0%.  Foreign exchange rate fluctuations had a negative impact to net sales in the third quarter of 0.2%.

The reported loss from continuing operations in the third quarter of 2016 was $9.5 million, or $0.15 per diluted share.  Included in the reported amount were non-cash after-tax goodwill and intangible asset impairment charges of $122.6 million within the Carlisle Brake & Friction (CBF) segment, due to continued declines in commodities markets and recent lowered expectations for a near-term recovery in the global off-highway equipment market.

Adjusted income from continuing operations, excluding the impairment charges, increased 9.2% to a third quarter record of $113.1 million, compared with $103.6 million in the third quarter of 2015.  Income growth was driven by savings from the Carlisle Operating System (COS), favorable selling price and raw material dynamics in the commercial roofing market, and higher net sales volume.  Excluding the impairment charges, adjusted income, net of tax, from continuing operations on a per share basis in the third quarter 2016 rose 12% to $1.74 per diluted share, from $1.56 per diluted share in the prior year.

(Dollars in millions, except per share amounts)	Q3 2016	Q3 2015
Net Sales	$991.0	$973.1

Earnings before interest and income taxes (EBIT)	36.4	161.8
Adjusted EBIT (1)	177.9	161.8

(Loss) income from continuing operations, net of tax	(9.5)	103.6
Adjusted income from continuing operations, net of tax (1)	113.1	103.6

Diluted (loss) earnings per share from continuing operations	(0.15)	1.56
Adjusted diluted earnings per share from continuing operations (1)	1.74	1.56

Carlisle Brake & Friction segment EBIT	(141.3)	0.5
Adjusted Carlisle Brake & Friction segment EBIT (1)	0.2	0.5

(1)Adjusted to exclude goodwill and intangible asset impairment charges totaling $141.5 million ($122.6 million after-tax or $1.89 per share). See related Non-GAAP Reconciliation in the financial exhibits.

All financial and percentage comparisons in the Company’s third-quarter 2016 reporting are made to the same quarter of the previous year, unless otherwise stated.  This press release also includes non-GAAP measures of operational performance for the third quarter of 2016 and based on a comparison of third quarter 2016 to 2015 selected financial results for Carlisle and the CBF segment, adjusted to exclude the aforementioned impairment charges.  For a reconciliation to the reported GAAP amounts, refer to the financial exhibits.

Comment

D. Christian “Chris” Koch, President and Chief Executive Officer, said, “Carlisle continued its solid performance this year with strong operating earnings growth and further investments connected to our core strategies. Adjusted EBIT (earnings before interest and income taxes) grew 10% in the quarter as we continue to realize significant leverage from our operating efficiencies. COS continues to be the driver of operational excellence throughout Carlisle and was a significant contributor to margin results at all our segments.  We achieved another quarter of record EBIT margin on an adjusted basis, which increased 140 basis points over last year to 18.0%.

“We are very pleased with our record operating performance for the third quarter. However, at our CBF segment, we recognized non-cash pre-tax impairment charges of $141.5 million, reflecting further degradation in the global off-highway equipment markets. These markets are now expected to take longer to recover.

“Carlisle Construction Materials (CCM) net sales increased 1.4% in the third quarter on mid-single digit growth in demand for commercial roofing in the U.S., partially offset by lower international sales particularly in Canada.  Selling price in the commercial roofing market, while lower than the prior year, was stable on a sequential basis.  CCM achieved EBIT growth of 14% and an EBIT margin increase of 250 basis points to 22.8%, reflecting favorable raw material dynamics and a relatively stable selling price environment, savings from operating efficiencies through COS and higher net sales volume.

“CCM recently announced a 5% price increase on its polyiso insulation applications to cover increased raw material costs, effective January 1, 2017, further reflecting our commitment to price leadership in the marketplace.  CCM remains on track to achieve record sales and earnings results in 2016.

“CIT continued its impressive performance this year with net sales up 7.9% in the third quarter, reflecting 4.5% contribution from the acquisition of Micro-Coax and 3.4% organic growth, driven by high single digit growth in commercial aerospace, and 10% growth in medical applications. Growth in the aerospace and medical markets reflected higher demand, as well as gains from new product development and vertical integration.  CIT maintained an EBIT margin of 19.3% in the quarter, despite incurring $1.2 million in plant startup expense and $1.2 million in costs attributable to the Micro-Coax acquisition.  We continue to expect net sales growth at CIT for the full-year 2016 to be in the high single digit percent range, including contribution from acquisitions.

“We were pleased to add Star Aviation, Inc. (Star Aviation) to the CIT business on October 3, 2016.  Star Aviation designs and manufactures satellite communications (SatCom) products, including adapter plates for the aerospace satellite communications connectivity market.  In combination with CIT’s recently launched SatCom adapter plate solution, the acquisition of Star Aviation positions CIT as a vertically integrated leader in SatCom adapter plates and wiring provisions, and increases CIT’s access to the growing line fit and retrofit sectors.  Star Aviation’s team of FAA designated engineering representatives will contribute significantly to CIT’s new product development in the commercial aerospace market. The leading position CIT has developed in Satcom is expected to add significant cumulative new product revenue over the next few years.

“The integration of the Micro-Coax acquisition at CIT, which expands our high performance radio frequency (RF)/microwave applications, is also progressing very well.  With the Micro-Coax acquisition, we are expanding our presence in another growing market – space connectivity. Synergies identified through deployment of COS at Micro-Coax have exceeded initial expectations.

“The strategic acquisitions made this year, of both Star Aviation and Micro-Coax, are expected to provide further growth and EBIT accretion in 2017 and beyond, as benefits from participating in new high tech aerospace markets and integration activities continue to be realized.

“CIT also continues to effectively execute on its strategy to expand its medical platform, investing in new product development and capitalizing on its vertical integration capabilities to increase business with leading medical suppliers.  As part of its growth strategy for the medical market, CIT started production at our new manufacturing facility in Dongguan, China.  Production at this state-of-the-art facility will ramp up over the next year to meet demand expectations in the medical market.

“At CFT, net sales increased 1.6% in the third quarter reflecting the acquisition of MS Powder and organic sales growth of approximately 1%. Higher demand in China and the U.K. in the current quarter was offset by a large systems order in Asia in last year’s third quarter.  CFT’s EBIT margin of 13.8% in the third quarter declined 110 basis points from the prior year due to the ongoing integration activities centered on investment in sales personnel, footprint rationalization, and vertical integration.  CFT remains focused on its key integration activities through the remainder of 2016.

“Carlisle FoodService Products (CFS) recorded its fifth consecutive quarter of year-over-year sales increase, with net sales growth of 1.4% in the quarter.  CFS’ EBIT grew 17% and its EBIT margin increased 190 basis points to a record 14.3%.  CFS has done an excellent job over the last several quarters executing on its multi-year improvement strategy, including its successful use of COS and Lean/Sigma principles.  CFS continues to be a very reliable and profitable contributor to our results, and the recent return to sales growth is a significant positive trend.  We expect CFS to achieve low single digit sales growth for the full year 2016.

“CBF’s net sales declined 11% in the third quarter due to continued weakness in off-highway equipment markets tied to lower demand for commodities.  As previously stated, pre-tax impairment charges of $141.5 million recognized in the quarter, resulted in an EBIT loss of $141.3 million reported at CBF in the quarter.  Excluding the impairment charges, CBF achieved positive EBIT of $0.2 million, reflecting little EBIT degradation on a dollar basis, compared to prior year third quarter EBIT of $0.5 million, despite the double digit sales decline. Throughout this downturn, CBF has aggressively addressed its challenging markets by realigning its cost structure.  The CBF team has worked diligently to weather this downturn and remains focused on new sources of revenue, cost reduction, operational efficiency, and positive cash flow generation. We remain committed to the long-term profitability and success of this business.

“During the third quarter, on a consolidated basis, we invested $31.4 million in capital expenditures and returned $43.2 million in capital to shareholders through dividends and share repurchases. We also received authorization to repurchase an additional 4.1 million shares to support our ongoing share repurchase program. We repaid $150 million for bonds that matured during the quarter using cash generated by our operations.  We ended the third quarter with $355.4 million in cash and $600 million of availability on our credit facility.  Earlier this month, we used $82 million in cash for the acquisition of Star Aviation.  Full year capital expenditures will be approximately $110 million. With additional cash generation expected from our businesses in the fourth quarter, we remain committed to using our liquidity to pursue growth opportunities organically and through acquisitions, and to return capital to shareholders.”

Koch concluded by stating, “We are on track to deliver another record year at Carlisle and continue to execute on our well established strategies and goals we set out to achieve in 2016.  Our expectations for sales growth remain in the mid-single digit percent range. Exclusive of the impairment at CBF, we expect significant earnings leverage for 2016.  We continue to focus on growth across our businesses, on driving operational excellence through the Carlisle Operating System, and increasing value for our shareholders.”

Cash Flow

Net cash provided by operating activities of $355.1 million for the first nine months of 2016 was $2.2 million higher than cash provided of $352.9 million for the prior year period, primarily due to higher net sales volume.  Free cash flow (defined as cash provided by operating activities less capital expenditures) was $277.8 million for the first nine months of 2016, a decrease of $26.4 million versus the prior year amount of $304.2 million.  The decrease in free cash flow was attributable primarily to increased capital expenditures related to our initiatives to optimize our existing assets during the first nine months of 2016.

Net cash used in investing activities for the first nine months of 2016 includes $8.1 million in cash used to acquire MS Powder and $95.0 million in cash used to acquire Micro-Coax. During the first nine months of 2016, we utilized $61.3 million in cash to repurchase shares under our repurchase program.

Conference Call and Webcast

The Company will discuss third quarter 2016 results on a conference call at 5:00 p.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website  (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future.  It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations.  Further, any conflict in the international arena may adversely affect general market conditions and our future performance.  We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release.  We undertake no obligation to update any forward-looking statement.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, mining, construction, aerospace and defense electronics, medical technology, foodservice, healthcare, sanitary maintenance, transportation, auto refinishing, general industrial, protective coating, wood and specialty. Through our group of decentralized operating companies led by entrepreneurial management teams, we bring innovative product solutions to solve the challenges facing our customers. Our worldwide team of employees, who generated $3.5 billion in net sales in 2015, is focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(480) 781-5000
http://www.carlisle.com

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions except share and per share amounts)	2016	2015	2016	2015

Net sales	$991.0	$973.1	$2,781.9	$2,667.0

Cost of goods sold	667.4	677.6	1,891.7	1,913.1
Selling and administrative expenses	135.6	121.7	391.2	345.4
Research and development expenses	12.3	11.3	35.6	31.0
Impairment charges	141.5	-	141.5	-
Other (income) expense, net	(2.2)	0.7	(4.0)	1.3
Earnings before interest and income taxes	36.4	161.8	325.9	376.2

Interest expense, net	7.5	8.7	24.1	25.6
Earnings before income taxes from continuing operations	28.9	153.1	301.8	350.6

Income tax expense	38.4	49.5	127.5	112.7
(Loss) income from continuing operations	(9.5)	103.6	174.3	237.9

Discontinued operations:
Loss before income taxes	(0.6)	-	(0.7)	-
Income tax benefit	(0.3)	-	(0.3)	-
Loss from discontinued operations	(0.3)	-	(0.4)	-
Net (loss) income	$(9.8)	$103.6	$173.9	$237.9

Basic earnings per share attributable to common shares(1)
(Loss) income from continuing operations	$(0.15)	$1.59	$2.69	$3.64
Loss from discontinued operations	-	-	-	-
Basic (loss) earnings per share	$(0.15)	$1.59	$2.69	$3.64

Diluted earnings per share attributable to common shares(1)
(Loss) income from continuing operations	$(0.15)	$1.56	$2.66	$3.58
Loss from discontinued operations	-	-	-	-
Diluted (loss) earnings per share	$(0.15)	$1.56	$2.66	$3.58

Average shares outstanding (in thousands):
Basic	64,353	64,970	64,206	64,952
Diluted	64,353	65,987	64,879	66,052

Dividends declared and paid	$22.8	$19.6	$61.8	$52.7
Dividends declared and paid per share	$0.35	$0.30	$0.95	$0.80

(1)	Basic and diluted EPS calculated based on "two-class" method of computing earnings per share using the following income attributable to common shareholders:

(Loss) income from continuing operations	$(9.5)	$103.1	$172.8	$236.3
Net (loss) income	$(9.8)	$103.1	$172.4	$236.3

Carlisle Companies Incorporated

Unaudited Segment Information

	Three Months Ended		Increase		Nine Months Ended		Increase
	September 30,		(Decrease)		September 30,		(Decrease)
(in millions, except percentages)	2016	2015	Amount	Percent	2016	2015	Amount	Percent
Net Sales

Carlisle Construction Materials	$578.2	$570.1	$8.1	1.4%	$1,564.4	$1,519.0	$45.4	3.0%
Carlisle Interconnect Technologies	218.2	202.3	15.9	7.9	624.3	595.0	29.3	4.9
Carlisle Fluid Technologies	69.0	67.9	1.1	1.6	198.4	129.6	68.8	53.1
Carlisle Brake & Friction	62.6	70.7	(8.1)	(11.5)	207.9	242.1	(34.2)	(14.1)
Carlisle FoodService Products	63.0	62.1	0.9	1.4	186.9	181.3	5.6	3.1
Total	$991.0	$973.1	$17.9	1.8	$2,781.9	$2,667.0	$114.9	4.3

Earnings Before Interest and Income Taxes

Carlisle Construction Materials	$132.0	$115.5	$16.5	14.3%	$337.4	$264.3	$73.1	27.7%
Carlisle Interconnect Technologies	42.2	41.2	1.0	2.4	118.4	111.8	6.6	5.9
Carlisle Fluid Technologies	9.5	10.1	(0.6)	(5.9)	23.7	9.1	14.6	160.4
Carlisle Brake & Friction	(141.3)	0.5	(141.8)	n/a	(132.8)	16.8	(149.6)	(890.5)
Carlisle FoodService Products	9.0	7.7	1.3	16.9	24.3	20.3	4.0	19.7
Corporate	(15.0)	(13.2)	(1.8)	(13.6)	(45.1)	(46.1)	1.0	2.2
Total	$36.4	$161.8	$(125.4)	(77.5)	$325.9	$376.2	$(50.3)	(13.4)

EBIT Margins

Carlisle Construction Materials	22.8%	20.3%			21.6%	17.4%
Carlisle Interconnect Technologies	19.3	20.4			19.0	18.8
Carlisle Fluid Technologies	13.8	14.9			11.9	7.0
Carlisle Brake & Friction	(225.7)	0.7			(63.9)	6.9
Carlisle FoodService Products	14.3	12.4			13.0	11.2
Total	3.7	16.6			11.7	14.1

Carlisle Companies Incorporated

GAAP to Non-GAAP Reconciliation

	Three Months Ended September 30, 2016
	Carlisle Companies Incorporated							Carlisle Brake & Friction
						Diluted
			Income		Income from	Earnings
(in millions, except percentages		EBIT	Tax		Continuing	per Share from			EBIT
and per share info)	EBIT	Margin	Expense		Operations	Cont. Ops.		EBIT	Margin

As Reported	$36.4	3.7%	$38.4		$(9.5)	$(0.15)		$(141.3)	(225.7)%
Impairment charges	141.5	14.3	(18.9)	(1)	122.6	1.89	(2)	141.5	226.0
Excluding goodwill and intangible Impairments	$177.9	18.0%	$57.3		$113.1	$1.74	(2)	$0.2	0.3%

(1)

The reconciliation item of $18.9 million related to income tax expense reflects the difference between the third quarter anticipated full year tax rate of 42.5%, which includes the impact of the impairment charges, and the tax rate excluding the impairment charges of 33.2%. We expect the full year tax benefit of the impairment to be $8.9 million.

(2)

Adjusted diluted earnings per share from continuing operations for the third quarter of 2016 is calculated based on diluted average shares outstanding of 64,353,000, which excludes performance awards and stock options representing approximately 578,000 shares that were excluded from the As Reported calculation as they were anti-dilutive.

This selected Non-GAAP financial information for the third quarter of 2016 are presented to exclude the impairment charges at Carlisle Brake & Friction. Management believes adjusted results more accurately portray the ongoing operational performance and fundamentals of the underlying business and present a more useful comparison between current results and results in prior operating periods. Management also uses the non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.

Carlisle Companies Incorporated

Condensed Consolidated Balance Sheets

	September 30,	December 31,
(in millions except share and per share amounts)	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$355.4	$410.7
Receivables, net (allowance of $5.1 and $4.7, respectively)	605.0	502.5
Inventories	385.8	356.0
Prepaid expenses and other current assets	53.5	50.3
Total current assets	1,399.7	1,319.5

Property, plant, and equipment, net	623.6	585.8

Other assets:
Goodwill, net	1,046.5	1,134.4
Other intangible assets, net	870.5	887.8
Other long-term assets	23.0	23.4
Total other assets	1,940.0	2,045.6

TOTAL ASSETS	$3,963.3	$3,950.9

Liabilities and shareholders' equity
Current liabilities:
Short-term debt, including current maturities	$-	$149.8
Accounts payable	264.9	212.6
Accrued expenses	234.8	219.4
Deferred revenue	23.9	24.0
Total current liabilities	523.6	605.8

Long-term liabilities:
Long-term debt	596.2	595.6
Deferred revenue	167.2	159.7
Other long-term liabilities	229.4	242.4
Total long-term liabilities	992.8	997.7

Shareholders' equity:
Preferred stock, $1 par value per share (authorized and unissued 5,000,000 shares)	-	-
Common stock, $1 par value per share (authorized 200,000,000 shares; issued 78,661,248 shares; outstanding 64,306,206 and 64,051,600 shares, respectively)	78.7	78.7
Additional paid-in capital	326.5	293.4
Deferred compensation equity	10.3	8.0
Treasury shares, at cost (14,129,777 and 14,383,241 shares, respectively)	(370.8)	(327.4)
Accumulated other comprehensive loss	(91.7)	(87.1)
Retained earnings	2,493.9	2,381.8
Total shareholders' equity	2,446.9	2,347.4

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,963.3	$3,950.9

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
(in millions)	2016	2015
Operating activities
Net income	$173.9	$237.9
Reconciliation of net income to cash flows provided by operating activities:
Depreciation and amortization	102.0	95.4
Impairment charges	141.5	-
Non-cash compensation, net of tax benefit	(3.1)	1.0
Deferred taxes	(20.8)	2.3
Other operating activities, net	(0.8)	1.8
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Receivables	(93.5)	(108.3)
Inventories	(20.6)	(6.5)
Prepaid expenses and other assets	1.0	0.6
Accounts payable	43.3	49.4
Accrued expenses and deferred revenues	32.7	77.4
Other long-term liabilities	(0.5)	1.9
Net cash provided by operating activities	355.1	352.9

Investing activities
Capital expenditures	(77.3)	(48.7)
Acquisitions, net of cash acquired	(103.1)	(598.9)
Other investing activities, net	0.8	0.1
Net cash used in investing activities	(179.6)	(647.5)

Financing activities
Repayments of borrowings	(150.0)	(1.5)
Dividends paid	(61.8)	(52.7)
Proceeds from issuance of treasury shares and stock options	41.4	35.2
Repurchases of common stock	(61.3)	(57.9)
Other financing activities, net	-	(1.4)
Net cash used in financing activities	(231.7)	(78.3)

Effect of foreign currency exchange rate changes on cash and cash equivalents	0.9	(3.5)
Change in cash and cash equivalents	(55.3)	(376.4)
Cash and cash equivalents
Beginning of period	410.7	730.8
End of period	$355.4	$354.4